Exhibit 2.1
THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER
          This Third Amendment (this “Amendment”), dated as of September 15, 2010, is made and entered into by and among (i) Popular, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Stockholder”), (ii) AP Carib Holdings, Ltd., an exempted company organized under the laws of the Cayman Islands with limited liability (“Parent”), (iii) Carib Acquisition, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Merger Sub”) and (iv) EVERTEC, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Merger Agreement (as defined below).
          WHEREAS, the Stockholder, Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of 11:59 P.M., June 30, 2010 as amended on August 5, 2010 and August 8, 2010 (the “Merger Agreement”);
          WHEREAS, prior to entering into the Merger Agreement, Stockholder, the Company, BPPR and PIBI entered into that certain Master Reorganization Agreement, as amended by the MRA Amendment, and now such parties further amend such Master Reorganization Agreement as set forth in the Second Amendment to the Agreement and Plan of Reorganization (the “Second MRA Amendment”) attached hereto as Exhibit 14;
          WHEREAS, prior to entering into the Merger Agreement, the Company and, BPPR entered into that certain Business Transfer Agreement and now amend such Business Transfer Agreement as set forth in the First Amendment to the Business Transfer Agreement (the “BTA Amendment”) attached hereto as Exhibit 15;
          WHEREAS, prior to entering into the Merger Agreement, the Company and, BPPR entered into that certain BPPR IP Transfer Agreement and now amend such BPPR IP Transfer Agreement as set forth in the First Amendment to the BPPR IP Transfer Agreement (the “BPPR IPTA Amendment”) attached hereto as Exhibit 16;
          WHEREAS, contemporaneously with the execution and delivery of this Amendment, Stockholder, PIBI and the Company are entering into that certain Agreement and Plan of Reorganization, attached hereto as Exhibit 18 (the “Venezuelan Reorganization Agreement”), pursuant to which, among other things, the Company will transfer to PIBI all right, title and interest in and to the shares of capital stock of EVERTEC de Venezuela, C.A. (“EV”) held by the Company and transfer certain services agreements pursuant to which the Company provides certain financial data and transaction processing services, in coordination with EV, as set forth in Schedule 1 to the Venezuela Reorganization Agreement (the “Venezuela Customer Contracts”) to EV and/or PIBI and therefore the Parties desire to amend the Merger Agreement to refine the terms and conditions of the Merger Agreement relating to the EV Transfer;
          WHEREAS, the Parties have determined that PIBI’s Foreign Equity Investment in Serfinsa will not be transferred to the Company prior to the Closing and PIBI’s Foreign Equity Investment in Contado may not be transferred to the Company prior to the Closing and therefore desire to amend the Merger Agreement to refine the terms and conditions of the Merger Agreement and the Master Reorganization Agreement relating to Serfinsa and Contado;
          WHEREAS, the Parties have determined that it is necessary to enter into certain additional Ancillary Agreements and therefore desire to amend the Merger Agreement to refine the terms and conditions of the Merger Agreement relating to the completion of the other Ancillary Agreements;
          WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into this Amendment, the Stockholder, as sole stockholder of the Company, has agreed to deliver immediately following the execution of this Amendment an irrevocable written consent (an “Additional Stockholder Written Consent”) approving and adopting the Merger and the Merger Agreement as amended by this Amendment (an “Additional Stockholder Approval”);
          WHEREAS, the Stockholder Approval, together with the Additional Stockholder Approval, constitutes the approval of holders of a type and number of shares of capital stock of the Company sufficient to approve the Merger Agreement (as amended by this Amendment) and approve the Merger as required under Commonwealth Law, the Company’s Articles of Incorporation and Bylaws, and any applicable agreements between the Company, on the one hand, and any holders of its capital stock, on the other hand (the “Required Stockholder Approval”);
          WHEREAS, Section 9.3 of the Merger Agreement provides, among other things, that the Merger Agreement may be amended only in a writing signed by Parent, Merger Sub, the Company and Stockholder (collectively, the “Parties”); and
          WHEREAS, the Parties desire to amend the Merger Agreement as set forth in this Amendment;
          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     A. Amendments to the Merger Agreement. The Merger Agreement is hereby amended as follows:
          1. Table of Contents. The list of Exhibits set forth in the Table of Contents of the Merger Agreement is hereby amended and restated by deleting the list of Exhibits and replacing the list with the list set forth in Exhibit A to this Amendment.
          2. Recitals. The second, third, fourth and ninth recitals in the Merger Agreement shall be amended and restated as follows:
          Second Recital: “WHEREAS, Stockholder, the Company, BPPR and PIBI entered into that certain Agreement and Plan of Reorganization, dated May 17, 2010 attached hereto as Exhibit 5 (the “Master Reorganization Agreement”) as amended by the First Amendment to the Agreement and Plan of Reorganization dated June 30, 2010 attached hereto as Exhibit 12 (the “MRA Amendment”) and the Second Amendment to the Agreement and Plan of Reorganization

attached hereto as Exhibit 14 (the “Second MRA Amendment”), pursuant to which, among other things, PIBI (A) transferred (directly or indirectly) to the Company all right title and interest in and to the shares (the “Foreign Shares”) of capital stock held by it in ATH Costa Rica, S.A., a sociedad anónima organized under the laws of Costa Rica and T.I.I. Smart Solutions Inc., a BVI business company incorporated under the laws of the British Virgin Islands and EVERTEC Latinoamérica, S.A., a sociedad anónima organized under the laws of Costa Rica (“Evertec/Latam”), and (B) will transfer (directly or indirectly) to the Company all right title and interest in and to the shares of capital stock held by it in (except to the extent any shares are purchased by third parties pursuant to rights of first refusal): (I) Consorcio de Tarjetas Domincanas, S.A., a sociedad anónima organized under the laws of the Dominican Republic (“Contado”) and (II) Servicios Financieros, S.A. de C.V., a sociedad anónima organized under the laws of El Salvador (“Serfinsa”) (the entities in clause (A) collectively and together with their respective Subsidiaries, the “Foreign Subsidiaries” and shares or the shares of capital stock in the entities in clauses (B)(I) and (B)(II), collectively, the “Foreign Equity Investments”);”
          Third Recital: “WHEREAS, the Company and BPPR entered into that certain Merchant and TicketPop Business Transfer and Reorganization Agreement, dated June 30, 2010 attached hereto as Exhibit 6 (the “Business Transfer Agreement”) as amended by the First Amendment to the Business Transfer Agreement attached hereto as Exhibit 15 (the “BTA Amendment”), pursuant to which, among other things, (i) BPPR transferred to the Company the Transferred Assets (as defined in the Business Transfer Agreement, as amended), and the Company assumed the Assumed Liabilities (as defined in the Business Transfer Agreement, as amended); (ii) the Company and BPPR entered into (A) that certain ISO, Sponsorship (BIN/ICA) and Services Agreement attached hereto as Exhibit 7 (the “ISO Agreement”), (B) that certain TicketPop Service Agreement attached hereto as Exhibit 8 (the “TicketPop Service Agreement”), and (C) that certain Centro Europa Building Lease attached hereto as Exhibit 9 (the “Centro Europa Building Lease”), and the Company and BPPR entered into that certain BPPR IP Transfer Agreement, dated June 30, 2010, attached hereto as Exhibit 11 (the “BPPR IP Transfer Agreement”) pursuant to which BPPR transferred to the Company the BPPR Transferred IP (as defined in the BPPR IP Transfer Agreement), as amended by the First Amendment to the BPPR IP Transfer Agreement attached hereto as Exhibit 16 (the “BPPR IPTA Amendment”);”
          Fourth Recital: “WHEREAS, prior to Closing, Stockholder, PIBI and the Company will enter into that certain Agreement and Plan of Reorganization attached hereto as Exhibit 18 (the “Venezuelan Reorganization Agreement”), pursuant to which, among other things, the Company will, prior to the Closing and the filing of the Certificate of Merger, transfer to PIBI all right, title and interest in and to the shares of capital stock of EVERTEC de Venezuela, C.A. (“EV”) held by the Company, and transfer certain service agreements pursuant to which the Company provides certain financial data and transaction processing services, in coordination with EV, as set forth in Schedule 1 to the Venezuela Reorganization Agreement (the “Venezuela Customer Contracts”) to EV and/or PIBI (such transaction and the other transactions contemplated by the EV Transfer Documents, collectively the “EV Transfer”);
          WHEREAS, (i) prior to the execution hereof, the transactions contemplated by (i) the Master Reorganization Agreement, as amended by the MRA Amendment, and (ii) the Business Transfer Agreement, to be consummated on the Closing Date (as defined in the Master

Reorganization Agreement) were consummated in accordance with their terms and therefore, as of the date hereof, the Company owns all the Foreign Shares (other than EVERTEC/Latam and the Foreign Equity Investments) and owns and operates the Merchant Acquiring Business and TicketPop Business formerly owned and operated by BPPR and (ii) on September 8, 2010, the transfer of the EVERTEC/Latam contemplated by the Master Reorganization Agreement, as amended by the MRA Amendment, was consummated and therefore from and after such date the Company owns all the Foreign Shares (other than the Foreign Equity Investments) (with the execution of the other Internal Reorganization Documents (as hereinafter defined) collectively, including the transfer of Foreign Equity Investments, subject to the terms and conditions set forth in the MRA Amendment and the Second MRA Amendment, the “Internal Reorganization”);”
          Ninth Recital: “WHEREAS, the Stockholder Approval, together with any Additional Stockholder Approvals (as defined herein), constitutes the approval of holders of a type and number of shares of capital stock of the Company sufficient to approve this Agreement and approve the Merger as required under Commonwealth Law, the Company’s Articles of Incorporation and Bylaws, and any applicable agreements between the Company, on the one hand, and any holders of its capital stock, on the other hand (the “Required Stockholder Approval”).”
          3. Section 1.1 — Definitions. (a) Section 1.1 of the Merger Agreement is hereby amended by amending and restating the following definitions as set forth below:
          “Amended & Restated Leases” means the Amended & Restated Centro Europa Building Lease, the Third Cupey Center Lease Amendment, the Third Tres Monjitas Sublease Amendment and the Señorial Building Lease.
          “Amended & Restated MSA Service Addenda” means (i) the Amended and Restated Service Addendum — Information Security Help Desk Service Addendum, (ii) the Amended and Restated Service Addendum – Hosting and Maintenance Services, (iii) the Amended and Restated Service Addendum – Anti-SPAM and Anti-Virus Management Services, (iv) the Amended and Restated Service Addendum – EZ Statement Service, (v) the Amended and Restated Service Addendum – ATM Driving and Card Management Services, (vi) the Dedicated Resources Services Addendum and (vii) the Amended and Restated Service Addendum – Remote Capture Services.
          “Amended ATH Network Participation Agreement” means (i) the amended and restated ATH Network Participation Agreement to be entered into by BPPR and the Company at or prior to Closing, substantially in the form attached hereto as Exhibit 1.1(a)(E)(1), (ii) the ATH Fee Schedule and (iii) the New ATH Network Riders.
          “Amended EVERTEC Articles” means the amended and restated Certificate of Incorporation of the Company, substantially in the form attached hereto as Exhibit 1.1(a)(Z).
          “Amended EVERTEC By-Laws” means the amended and restated By-laws of the Company substantially in the form attached hereto as Exhibit 1.1(a)(ZZ).

          “Amended and Restated ISO Agreement” means (i) the amended and restated Independent Sales Organization Sponsorship and Services Agreement between BPPR and the Company to be entered into at or prior to Closing, substantially in the form attached hereto as Exhibit 1.1(a)(L)(1) and (ii) the Merchant Application Approval Policy.
          “Amended and Restated TicketPop Service Agreement” means the amended and restated TicketPop Service Agreement between BPPR and the Company to be entered into at or prior to Closing, substantially in the form attached hereto as Exhibit 1.1(a)(U).
          “Ancillary Agreements” means, collectively, the Stockholder Agreement, the Amended & Restated Holdco Articles, the Amended & Restated Holdco By-laws, the Amended & Restated Master Services Agreement, the New Service Addenda, the Amended & Restated MSA Service Addenda, the MSA Outsourcing Policies and Procedures, the FCC Side Letter, the IP Purchase and Sale Agreement, the Transition Services Agreement, the Amended ATH Network Participation Agreement, the New ATH Network Riders, the ATH Fee Schedule, ATH Support Agreement, the Third Tres Monjitas Sublease Amendment, the Third Cupey Center Lease Amendment, the Amended & Restated Centro Europa Building Lease, the Señorial Building Lease, the Amended & Restated TicketPop Service Agreement, the Amended and Restated ISO Agreement, the Merchant Application Approval Policy, the Third Party Master Beneficiary Escrow Service Agreement, the Technology Agreement, the Apollo Consulting Agreement, the Popular Consulting Agreement, the EV Transfer Documents, and the Virgin Islands Services Agreement.
          “Applicable Employees” means (i) the employees set forth on Schedule 1.1(c) to the Stockholder Disclosure Schedule who are (A) employees of Stockholder or its Affiliates (other than the Companies) who are being or have been transferred in connection with the transactions contemplated by the Business Transfer Agreement (as amended by the BTA Amendment) and the Master Reorganization Agreement (as amended by the MRA Amendment and Second MRA Amendment); (B) employees on leave of absence or on disability (long term or short term), provided such employee returns to active employment within six months of the Closing Date or within a time period of the applicable reserve of employment established by any of the Commonwealth social protection statutes, including the Compensation System for Work Related Accidents Act (workmen’s compensation) and the Temporary Disability Benefit Act (non-occupational disability benefits) and/or the applicable Laws of the Foreign Jurisdictions; and (ii) the employees of the Companies.
          “ATH Support Agreement” means an agreement between the Company and Stockholder to be entered into at Closing, substantially in the form attached hereto as Exhibit 1.1(a)(W).
          “Base Working Capital Value” means $43,400,000.
          “Closing Payment” shall mean an amount equal to (i) $637,850,000 minus (ii) the sum of (A) the product of the Equity Ratio multiplied by the Overfund Amount, and (B) if applicable, an amount equal to 50.0% of the After-Tax Aggregate Proceeds received from the sale by PIBI (or any Affiliate thereof) of any portion of its equity interests in Contado and

Serfinsa in conjunction with a right of first refusal or otherwise minus (iii) $32,000,000 minus (iv) the Serfinsa Holdback Amount, minus (v) the Contado Holdback Amount.
          “Closing Working Capital” means the difference between (i) the current assets of the Companies (other than current assets of EV and other than the P/SSA Receivables, the PSA Receivables and the Other Receivables (each as defined in the Venezuela Reorganization Agreement)), minus (ii) the current liabilities of the Companies (other than EV) (for the avoidance of doubt, which do not include any of the items of current assets or current liabilities excluded therefrom in accordance with the Applicable Accounting Principles and which includes all Liabilities incurred by the Companies in connection with the Scheduled Transaction Bonuses whether before, at or after Closing, including all related employer payroll Taxes), in each case, as of the close of business on the Closing Date and calculated in accordance with the Applicable Accounting Principles.
          “Companies” means the Company and its Subsidiaries, including the Foreign Subsidiaries, and Contado; provided that, for purposes of Articles V and VII only, Companies shall not include EV with respect to periods following the Closing.
          “Estimated Closing Working Capital” means the difference, as set forth on the Estimated Closing Statement, between (i) the estimated current assets of the Companies (other than current assets of EV and other than the P/SSA Receivables, the PSA Receivables and the Other Receivables (each as defined in the Venezuela Reorganization Agreement), minus (ii) the estimated current liabilities of the Companies (other than EV) (for the avoidance of doubt, which do not include any of the items of current assets or current liabilities excluded therefrom in accordance with the Applicable Accounting Principles and which includes all Liabilities incurred by the Companies in connection with the Scheduled Transaction Bonuses whether before, at or after Closing, including all related employer payroll Taxes), in each case, as of the close of business on the Closing Date and calculated in accordance with the Applicable Accounting Principles.
          “EV” has the meaning set forth in the Recitals.
          “Internal Reorganization Documents” means (i) the Master Reorganization Agreement as amended by the MRA Amendment and the Second MRA Amendment, (ii) the Business Transfer Agreement as amended by the BTA Amendment, (iii) the Operative Documents (as defined in the Business Transfer Agreement, as amended), (iv) the BPPR IP Transfer Agreement as amended by the BPPR IPTA Amendment, (v) the TicketPop Service Agreement, (vi) the Centro Europa Building Lease, (vii) the Señorial Building Lease, and (viii) the ISO Agreement (as amended by the First ISO Amendment) and any other ancillary agreements, schedules or exhibits contemplated thereby.
          “New ATH Network Riders” means (i) the new service riders to the Amended ATH Network Participation Agreement with respect to the following services: (ii) ATM Terminal Driving Services; (iii) NYCE POS Terminals; and (iv) Mobile Phone ATM Airtime, in each case, substantially in the form attached hereto as Exhibit 1.1(a)(E)(3).

          “New Service Addenda” means (i) the Collocation Services Addendum, (ii) the Disaster Recovery Service Addendum, (iii) the Transition Assistance Addendum, (iv) EVERPay Kiosk Systems Service Addendum, (v) Fraud Monitoring Service Addendum and (vi) Fleet Card Services Addendum.
          “Stockholder Parties” means BPPR, PIBI and any other Affiliate of Stockholder (other than the Companies (other than EV)) that is a party to any Ancillary Agreement, Closing Document or Internal Reorganization Document.
          “Technology Agreement” means the Technology Agreement between Stockholder and the Company to be entered into at Closing, substantially in the form attached hereto as Exhibit 1.1(a)(F)(2).
          “Third Party Master Beneficiary Escrow Services Agreement” means the Third Party Master Beneficiary Services Agreement(s) among Stockholder, the Company and the Technology Escrow Agent to be entered into at Closing, substantially in the form attached hereto as Exhibit 1.1(a)(F)(1).
          “Third Tres Monjitas Sublease Amendment” means the Third Amendment to the Sublease Agreement, dated January 1, 2004, as amended by an Office Building Lease Memorandum of Lease dated August 23, 2007, the First Amendment, dated January 1, 2008, and the Second Amendment, dated February 9, 2010, between BPPR and the Company to be entered into at Closing, substantially in the form attached hereto as Exhibit 1.1(a)(K).
          4. Section 1.1 of the Merger Agreement is hereby amended by inserting the following definitions in appropriate alphabetical order:
          “Additional Stockholder Approval” means an Additional Stockholder Written Consent approving and adopting the Merger and this Agreement, as amended.
          “Additional Stockholder Written Consent” means the written consent of the Stockholder to an amendment to this Agreement for which stockholder approval is required under the CGCL.
          “After-Tax Dividend Proceeds” means the amount of the aggregate proceeds received by PIBI in respect of any dividend or distribution declared or paid with respect to a Foreign Equity Investment minus the amount of any and all Taxes incurred by Stockholder, PIBI or any of their respective Affiliates on any such dividend or distribution and/or otherwise paid or payable incident to such dividend or distribution (in each case net of any deductions or credits available to offset such Taxes).
          “Amended and Restated Service Addendum – Remote Capture Services” means the Amended and Restated Service Addendum – Remote Capture Services by and between BPPR and the Company to be entered into at Closing, substantially in the form attached hereto as Exhibit 1.1(a)(M)(7).

          “Apollo Consulting Agreement” means the Consulting Agreement to be entered into at Closing, among the Company, Holdco and Apollo Management VII, L.P., substantially in the form attached hereto as Exhibit 1.1(a)(ZZZ)(1).
          “BPPR IPTA Amendment” has the meaning set forth in the Recitals.
          “BTA Amendment” has the meaning set forth in the Recitals.
          “Contado Purchase Price” means an amount equal to $20,000,000.
          “Contado Holdback Amount” means (i) to the extent that prior to Closing, the Foreign Equity Investment in Contado (other than any shares that are purchased by third parties pursuant to rights of first refusal) has not been transferred to the Company, an amount equal to $20,000,000, and (ii) in all other circumstances, an amount equal to $0.00.
          “Contado Remaining Amount” means an amount to equal to $17,000,000.
          “EVERPay Kiosk Systems Service Addendum” means the Kiosk Systems Service Addendum between BPPR and the Company to be entered into at or prior to Closing, substantially in the form attached hereto as Exhibit 1.1(a)(P)(4).
          “EV Transfer” has the meaning set forth in the Recitals.
          “EV Transfer Documents” means the Venezuelan Reorganization Agreement, the Venezuela TSA, and the Venezuelan Assignment and Assumption Agreements, the Venezuela Promissory Notes and any other ancillary agreements, schedules or exhibits contemplated thereby.
          “FCC Side Letter” means the Letter Agreement for Private Carrier Services between the Company and Stockholder to be entered into at or prior to Closing, substantially in the form attached hereto as Exhibit 1.1(a)(Y).
          “Fleet Card Services Addendum” means the Fleet Card Services Addendum between BPPR and the Company to be entered into at or prior to Closing, substantially in the form attached hereto as Exhibit 1.1(a)(P)(5).
          “Foreign Equity Dividend” has the meaning set forth in Section 2.9.
          “Fraud Monitoring Service Addendum” means the Fraud Monitoring and Hosting Service Addendum between BPPR and the Company to be entered into at or prior to Closing, substantially in the form attached hereto as Exhibit 1.1(a)(P)(4).
          “IVU Lotto Proposal” means the joint Harmonization Proposal of the Company and Softek, Inc., dated June 11, 2010, in response to the Commonwealth of Puerto Rico Department of Treasury’s Request for Proposal — Technology Improvements for Collections and Fiscalization of Sales Use Tax or any similar proposal by the Company in response to such request for proposal.

          “Mobile Banking Service” means a service provided by the Company under the Amended ATH Network Participation Agreement that allows users subscribing to the service to access their designated banking account information and perform certain banking transactions.
          “OFAC” means Office of Foreign Assets Control, U.S. Department of the Treasury.
          “Penalty Notice” has the meaning ascribed to such term set forth in 31 Code of Federal Regulations Section 501.703(j).
          “Post-Closing Foreign Equity Adjustment” has the meaning set forth in Section 2.9.
          “Popular Consulting Agreement” means the Consulting Agreement to be entered into at Closing, among the Company, Holdco and Stockholder, substantially in the form attached hereto as Exhibit 1.1(a)(ZZZ)(2).
          “Reorganization Transactions” means the transactions contemplated by the Internal Reorganization.
          “ROFR Transfer Period” has the meaning set forth in Section 5.13(b).
          “Scheduled Transaction Bonuses” means the transaction bonus payable to certain employees of the Company as set forth in Schedule 2.4(b) of the Stockholder Disclosure Schedule.
          “Schedule 7.13 Matters” has the meaning set forth in Section 7.13
          “Serfinsa Holdback Amount” means (i) to the extent that prior to Closing, the Foreign Equity Investment in Serfinsa (other than any shares that are purchased by third parties pursuant to rights of first refusal) has not been transferred to the Company an amount equal to $250,000, and (ii) in all other circumstances, an amount equal to $0.00.
          “Second MRA Amendment” has the meaning set forth in the Recitals.
          “Señorial Building Lease” means the lease agreement with respect to the premises located at the El Señorial Center between BPPR and the Company to be entered into at or prior to Closing, substantially in the form attached hereto as Exhibit 17.
          “Serfinsa Purchase Price” means an amount equal to $250,000.
          “Serfinsa Remaining Amount” means an amount to equal to $120,000.
          “Venezuela Contract Assignment” has the meaning set forth in Section 5.26.
          “Venezuela Customer Contracts” has the meaning set forth in the Recitals.

          “Venezuelan Assignment and Assumption Agreements” has the meaning set forth in Section 5.26.
          “Venezuelan Reorganization Agreement” has the meaning set forth in the Recitals.
          “Venezuela Promissory Notes” means the (i) P/SSA Note and the (ii) PIBI Note (as each such term is defined in the Venezuelan Reorganization Agreement).
          “Venezuelan TSA” has the meaning set forth in Section 5.26.
          “Virgin Islands Services Agreement” means the Virgin Islands Services Agreement between BPPR and the Company to be entered into at or prior to Closing, substantially in the form attached hereto as Exhibit 1.1(a)(X).
          “VZ Business” has the meaning set forth in Section 7.2(a).
          (c) Section 1.1 of the Merger Agreement is hereby amended by deleting the following definitions contained therein:
     (i) “EV Sale”;
     (ii) “Mobile Banking Service Rider”; and
     (iii) “Assignment/Change in Control Rider”.
          5. Definition of Material Adverse Effect. The definition of Material Adverse Effect in Section 1.1 of the Merger Agreement is hereby amended by inserting the following as a new clause (viii) immediately prior to the second proviso of such definition:
          “(viii) any fact, event, change, effect, development, condition or occurrence to the extent such fact, event, change, effect, development, condition or occurrence affects EV or, to the extent transferred or to be transferred to EV prior to the Closing, the VZ Business, in each case other than any fact, event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have a material adverse effect on the Companies (other than EV), taken as whole, taking into account such transfers and giving effect to the EV Transfer;”
          6. Section 1.3 Interpretational Provisions. The Merger Agreement is hereby amended by inserting the following as the new Section 1.3(c):
          “(c) The phrase “date hereof”, “date of this Agreement”, “as of the ‘Closing’ contemplated by the Business Transfer Agreement pursuant to section 2.5 of the Business Transfer Agreement” and other phrases of similar import, and (to the extent used to describe a point in time) “execution of this Agreement”, “consummation of the Reorganization Transactions”, “consummation of the Internal Reorganization” and other phrases of similar import, shall be deemed to refer for all purposes of this Agreement (including Article III) to (i) September 15, 2010 with respect to the Second MRA Amendment, the BPPR IPTA Amendment,

the BTA Amendment, the ISO Agreement (as amended by the First ISO Amendment) and the Seňorial Building Lease and (ii) June 30, 2010 with respect to all other matters.”
          7. Section 2.3 Closing Payment Procedures, 2.4 Pre-Closing Adjustment, 2.5 Post-Closing True-up and 2.9 Post-Closing Foreign Equity Payments.
          (a) Section 2.3 of the Merger Agreement is hereby amended by deleting the last two sentences thereof.
          (b) Section 2.4(a) of the Merger Agreement is hereby amended and restated as set forth below:
          “Stockholder shall prepare, or cause to be prepared, and deliver to Parent on or before the date that is three days before the anticipated Closing Date a statement (the “Estimated Closing Statement”) consisting of (A) an estimated consolidated balance sheet of the Companies (other than EV) as of the close of business on such anticipated Closing Date, (B) a good faith estimation in reasonable detail of the Estimated Closing Working Capital derived from such balance sheet and (C) a good faith calculation of the amounts of any contribution or payments required under Section 2.4(b). The Estimated Closing Statement shall be prepared in accordance with GAAP applied on a basis consistent with the accounting principles, methods, practices, policies and procedures (with consistent classifications, judgments and valuation and estimation methodologies) that were used to prepare the Historical Financial Statements, except as set forth in Exhibit 2.4(a) (with such exceptions, the “Applicable Accounting Principles”). For illustrative purposes, Exhibit 2.4(a) contains a pro forma calculation of the Estimated Closing Working Capital (provided, however, that such illustrative calculation includes EV) as of December 31, 2009 applying the Applicable Accounting Principles.”
          (c) Section 2.5(a) of the Merger Agreement is hereby amended and restated as set forth below:
          “As soon as practicable, but in no event more than 90 days following the Closing Date, Parent shall prepare, or cause to be prepared, and deliver to Stockholder a statement (the “Closing Statement”) consisting of (i) an unaudited consolidated balance sheet of the Companies (other than EV) as of the close of business on the Closing Date, (ii) a good faith calculation in reasonable detail of the Closing Working Capital derived from such balance sheet and (iii) a good faith calculation of the amount of any payment required under Section 2.5(e). The Closing Statement shall be prepared in accordance with the Applicable Accounting Principles and shall be consistent with the Estimated Closing Statement with respect to form and format.”
          (d) The Merger Agreement is hereby amended by inserting the following as a new Section 2.9:
          “Section 2.9 Post-Closing Foreign Equity Payments. If Stockholder or any of its Affiliates receives during the ROFR Transfer Period any amount from the sale by PIBI or any of its Affiliates of any portion of its Foreign Equity Investment in Contado or Serfinsa in conjunction with the exercise of a right of first refusal or otherwise during the ROFR Transfer Period, it shall pay to Holdco an amount equal to 50% of the After-Tax Aggregate Proceeds as further provided herein, at the time of the transfer of a portion of the applicable Foreign Equity Investment to the Company (each such amount being a “Post-Closing Foreign Equity Adjustment”). Such payment shall be treated as an adjustment to the Merger Consideration for Tax purposes. If Stockholder or its Affiliates does not complete the transfer of a portion of the Foreign Equity Investment in Serfinsa or Contado to the Company as required by Section 5.13(b), Stockholder shall pay to Holdco the Contado Remaining Amount with respect to Contado and the Serfinsa Remaining Amount with respect to Serfinsa, as applicable, as promptly as practicable after the expiration of the ROFR Transfer Period. Such payments shall be treated as an adjustment to the Merger Consideration for Tax purposes. For the avoidance of doubt, Stockholder shall not be obligated to pay such Contado Remaining Amount or Serfinsa Remaining Amount, as applicable, if no shares of capital stock in such Foreign Equity Investment can be transferred due to the fact that the entire applicable Foreign Equity Investment was acquired pursuant to the applicable rights of first refusal and, for the avoidance of doubt, the applicable Post-Closing Foreign Equity Adjustment shall be made. Furthermore, to the extent any dividends or distributions are declared or paid to PIBI or any of its Affiliates (other than Holdco or any of its Subsidiaries) with respect to a Foreign Equity Investment following the Closing and prior to the expiration of the ROFR Transfer Period, an amount equal to the After-Tax Dividend Proceeds of such dividends or distributions shall be paid by the Stockholder to the Holdco as promptly as practical after receipt thereof (each such amount being a “Foreign Equity Dividend”). Such payment of any Foreign Equity Dividends shall be treated as an adjustment to the Merger Consideration for Tax purposes. Parent and Stockholder shall cause Holdco to contribute to the Company, as an additional contribution to capital, any amounts received as a Post-Closing Foreign Equity Adjustment, the Serfinsa Remaining Amount or Contado Remaining Amount or as a Foreign Equity Dividend
          8. Section 3.1 Capitalization. Section 3.1(b)(i) of the Merger Agreement is hereby amended and restated as set forth below:
          “the authorized capital stock of the Company shall consist of 2,500,000 shares of common stock, par value $1.00 per share, 822,279 of which will be issued and outstanding and will have been duly authorized, validly issued, fully paid and nonassessable (subject to adjustment for (i) any transfer of PIBI’s Foreign Equity Investment in CONTADO pursuant to the Master Reorganization Agreement (as amended by the MRA Amendment and the Second MRA Amendment) prior to Closing and/or (ii) any change in the book value of certain accounts receivable to be transferred by the Company pursuant to the EV Transfer Documents),”
          9. Section 3.9(e) Compliance with Laws. The lead in to Section 3.9(e) of the Merger Agreement (but not sub-clauses (i) through (v)) is hereby amended and restated as set forth below:
          “For purposes of this Agreement, the following terms have the meanings ascribed to such terms in this Section 3.9(e):”
          10. Section 3.31 EV Customer Contracts; Receivables. (a) The Merger Agreement is hereby amended by inserting the following as a new Section 3.31:

          “Section 3.31 EV Customer Contracts; Receivables. The revenues of the Companies attributable to the Venezuela Customer Contracts were included in the calculation of EBITDA of the VZ Business used to determine the value of the VZ Business in connection with the reduction of the Closing Payment pursuant to clause (iii) of the definition thereof. The P/SSA Receivables and PSA Receivables are payment obligations under the Venezuela Customer Contracts and the Other Receivables arose from the VZ Business.”
          (b) The final sentence of Section 7.2(b) of the Merger Agreement is hereby amended and restated as follows:
          “Notwithstanding the foregoing, this Section 7.2(b) does not apply to indemnification obligations directly or indirectly relating to or arising out of any breach or inaccuracy of any representation and warranty under any of the Fundamental Representations, the Extended Survival Representations and the representation set forth in Section 3.31 or to Stockholder’s indemnification obligation set forth in Section 5.4.”
          11. Section 5.4 Tax Matters. Section 5.4 of the Merger Agreement is hereby amended by inserting the following after sub-clauses (iii):
          “and (iv) any Taxes imposed with respect to the transactions contemplated by the EV Transfer Documents or the transactions contemplated by Section 5.13(b); provided, however, that with respect to Contado and Serfinsa, references in clauses (i), (ii) and (iii) hereof to “Closing Date” and “Closing” shall be determined based on the time of closing of the transaction contemplated by Section 5.13(b).”
          12. Section 5.5 Employee and Benefit Matters. (a) The Merger Agreement is hereby amended by deleting the last sentence of Section 5.5(a).
          (b) Section 5.5 of the Merger Agreement is hereby amended by inserting the following as a new Subsection 5.5(n):
          “(n) Employees of EV and the EV Business. Notwithstanding anything to the contrary set forth herein, none of the Companies shall have any obligations under this Section 5.5 in respect of any employees of EV or any employees of the Company primarily serving the VZ Business.”
          13. Section 5.6 Non-Competition. Section 5.6(c) of the Merger Agreement is hereby amended by inserting the following immediately following the proviso contained in the first sentence thereof:
          “; provided further that, notwithstanding anything to the contrary contained herein, Stockholder and its Affiliates shall be permitted to own EV, Contado and Serfinsa and to directly or indirectly engage in, manage, control, license or participate in the business currently conducted by EV in Venezuela and the business consisting of servicing the Venezuelan Customer Contracts and, to the extent related to ownership of equity interests of Contado or Serfinsa, the business of Contado or Serfinsa, respectively.”

          14. Section 5.13 Internal Reorganization. Section 5.13 of the Merger Agreement is hereby amended and restated as set forth below:
          “Section 5.13 Internal Reorganization; Contado; Serfinsa. (a) From and after the date hereof Stockholder shall not, and shall cause the Stockholder Parties and the Companies not to, amend, modify, terminate, supplement or waive any term or provision of the Internal Reorganization Documents or the IP Purchase & Sale Agreement without the prior written consent of Parent. Following the date hereof, Stockholder shall and shall cause its Affiliates to complete any transactions contemplated by the Master Reorganization Agreement (as Amended by the MRA Amendment and the Second MRA Amendment) and the Business Transfer Agreement (as amended by the BTA Amendment) not completed prior to the date hereof as promptly as practical, including without limitation the transfer of any Foreign Shares or Foreign Equity Investments following compliance with the applicable transfer, restrictions including rights of first refusal.
          (b) To the extent any of the Foreign Equity Investments are not transferred to the Company prior to the Closing, no later than twelve months following the Closing (the period from the Closing to such date, the “ROFR Transfer Period”), subject to and after compliance with applicable rights of first refusal and other transfer restrictions, Stockholder shall and shall cause its Affiliates to sell, assign, transfer and convey, as promptly as reasonably practical all of any such Person’s right, title and interest in and to any such Foreign Equity Investment, remaining after such compliance with such applicable rights of first refusal, to the Company, free and clear of all Encumbrances (other than pursuant to the charter or bylaws of Contado or Serfinsa or any stockholders’ agreement among stockholders of Contado or Serfinsa) in consideration for the Contado Purchase Price, with respect to Contado, and in consideration for the Serfinsa Purchase Price, with respect to Serfinsa. For the avoidance of doubt, the Company shall also pay such Contado Purchase Price, with respect to Contado, and Serfinsa Purchase Price, with respect to Serfinsa, and Stockholder shall not be obligated to transfer any shares of capital stock in such Foreign Equity Investment to the Company if the other shareholders of the applicable Foreign Equity Investment purchase all the shares of capital stock in such Foreign Equity Investment owned by Stockholder and its Affiliates pursuant to the applicable rights of first refusal. In furtherance of the foregoing, in exchange for the payment by the Company of the Contado Purchase Price or the Serfinsa Purchase Price, as applicable, Stockholder shall and shall cause its Affiliates, as applicable, to execute and deliver any instruments or other documents required for the transfer and delivery to the Company of the stock certificates evidencing all such Foreign Equity Investments, duly endorsed in blank or in favor of the Company.
          15. Section 5.14 Insurance. Section 5.14 of the Merger Agreement is hereby amended by inserting the following immediately following the proviso contained in the first sentence thereof:
          “; and provided further that the term Pre-Closing Claim shall not include any claim to the extent the claim would reimburse losses suffered by EV.”
          16. Section 5.17 Certain Ancillary Agreements and Organizational Documents: Section 5.17 of the Merger Agreement is hereby amended and restated as follows:

     “Section 5.17 Certain Ancillary Agreement and Organizational Documents. Prior to the Closing, each of Parent, Merger Sub, the Company and Stockholder shall promptly (a) select and appoint the Technology Escrow Agent and (b) complete Schedule 1 to the Stockholder Agreement in a manner consistent with the issuance of capital stock contemplated by Section 2.8. In addition, the Parties agree and acknowledge that the services covered by the Services Agreement for Merchant and Electronic Payment Services to Government Entities entered into on June 30, 2010 is to be incorporated into the Amended and Restated ISO Agreement and therefore such Services Agreement for Merchant and Electronic Payment Services to Government Entities shall be terminated prior to the Closing.”
          17. Section 5.20 Cash Depot Agreement. Section 5.20(b) of the Merger Agreement is hereby amended by deleting the term “ISO Agreement” and replacing such deleted term with the term “Amended and Restated ISO Agreement”.
          18. Section 5.22 Required Stockholder Approval. Section 5.22 of the Merger Agreement is hereby amended and restated as set forth below:
          “Section 5.22 Required Stockholder Approval. Immediately following the execution hereof, the Stockholder shall deliver to the Company and Parent the duly executed Stockholder Written Consent. Immediately following the execution of the Second MRA Amendment, Stockholder shall deliver to the Company and Parent the duly executed Additional Stockholder Written Consent.”
          19. Section 5.24 Obligations to Make Payments. Section 5.24 of the Merger Agreement is hereby amended and restated as set forth below:
          “Section 5.24. Intentionally Omitted.”
          20. Section 5.26 Sale of Assets. Section 5.26 of the Merger Agreement is hereby amended and restated as set forth below:
          “Section 5.26 Sale of Assets. (a) Stockholder shall, and shall cause the Company, PIBI and EV to, use reasonable best efforts to complete the EV Transfer prior to Closing, including entering into (i) one or more assignment and assumption agreements, substantially in the form attached hereto as Exhibit 19 (the “Venezuelan Assignment and Assumption Agreement(s)”), pursuant to which the Company will (x) assign to EV and or/PIBI, as applicable and EV or PIBI as applicable shall assume all of the Venezuela Customer Contracts (such assignment and assumption, the “Venezuela Contract Assignment”) and (y) certain accounts receivable and (ii) a transition services agreement, substantially in the form attached hereto as Exhibit 20 (the “Venezuelan TSA”), pursuant to which the Company will provide certain transition services to EV for the period set forth therein. Except as provided in EV Transfer Documents, neither the Company nor any of its Subsidiaries will be obligated to incur or retain any Liabilities in connection with the EV Transfer (or any subsequent sale by Stockholder) or the Venezuela Contract Assignment. The Companies shall use commercially reasonable efforts to cooperate in any subsequent sale of EV by Stockholder; provided that the Companies shall not be obligated to violate any Law or incur any Liabilities in connection therewith other than non-out-of-pocket expenses, immaterial expenses or expenses that Stockholder consents to reimburse.

          (b) From and after the date hereof, Stockholder shall not, and shall cause the Stockholder Parties and the Companies not to, amend, modify, terminate, supplement or waive any term or provision of the EV Transfer Documents without the prior written consent of Parent.”
          21. Section 5.28 Mobile Banking Service Rider. The Merger Agreement is hereby amended by inserting the following as a new Section 5.28:
          “Section 5.28 Mobile Banking Service Rider. Stockholder agrees that, promptly upon the Company’s completion of the development and testing of the Mobile Banking Service, the Company will, and Stockholder will cause BPPR to (a) negotiate in good faith and finalize the terms and conditions of a service rider under the Amended ATH Network Participation Agreement, pursuant to which the Company will provide to BPPR the Mobile Banking Service for a term that will commence immediately upon the execution of the applicable service rider and be coterminous with the term of the Amended ATH Network Participation Agreement and contain such other terms and conditions reasonably satisfactory to the Company (or, if prior to the Closing, Parent) and Stockholder and (b) enter into such service rider promptly following finalization of the terms and conditions thereof.”
          22. Section 5.29 Performance Bonds; Section 5.30 Letters of Credit.
          (a) The Merger Agreement is hereby amended by inserting the following as a new Section 5.29:
          “Section 5.29 Performance Bonds.
          (a) From and after the Closing and until the fifth anniversary of the Closing (the “Coverage Period”), subject to the terms of this Section 5.29, Stockholder shall keep outstanding the currently outstanding Applicable Performance Bonds and to cause to be issued by qualified insurance companies or surety companies reasonably acceptable to the counterparties to the Underlying Performance Bond Obligations (“Qualified Issuers”) new Applicable Performance Bonds, and to have such Applicable Performance Bonds and new Applicable Performance Bonds maintained during the Coverage Period in full force and effect (subject with respect to the obligations of the issuer of the Performance Bonds, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles; provided, that Stockholder shall replace any Applicable Performance Bond as promptly as practicable upon becoming aware that such obligations are not in full force and effect) (including renewing each Applicable Performance Bond at or prior to its expiration (which for the avoidance of doubt will not require the Stockholder to renew any such Applicable Performance Bond for a period extending beyond the end of the Coverage Period)) in amounts and with terms and conditions required by the Underlying Performance Bond Obligations, for so long as any such bond is required under the applicable Underlying Performance Bond Obligations but, for the avoidance of doubt, no longer than the Coverage Period. Without Stockholder’s prior written consent, the Company shall not enter into any definitive agreement in connection with the IVU Lotto Proposal providing for obligations of the Company to procure Applicable Performance Bonds in respect of such bid proposal which are in excess of 10% of the annual revenue produced by the services provided under such definitive agreement; provided that the Company will use its commercially reasonable efforts to minimize (in both amount and length of time) any such obligation to procure Applicable Performance Bonds. Notwithstanding anything to the contrary herein, Stockholder shall be deemed not to be in breach of any of its obligations set forth in this Section 5.29 as a result of procuring Performance Bonds or replacing any Applicable Performance Bonds or new Performance Bonds with other Performance Bonds, in each case, with a term expiring at the end of the Coverage Period.
          (b) During the Coverage Period Stockholder shall execute, deliver, maintain in full force and effect and comply with all of the terms set forth in the applicable indemnity or similar agreements with the applicable Qualified Issuers in connection with which the Applicable Performance Bonds are issued and, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), shall not terminate, amend or supplement such agreements in a manner contrary to its obligations hereunder.
          (c) The Company shall cooperate with the Stockholder in a manner reasonably necessary to assist Stockholder with its performance hereunder, including, promptly notifying Stockholder of its Performance Bond requirements.
          (d) The Company shall execute and deliver a reimbursement and/or indemnity agreement with Stockholder that mirrors the reimbursement and/or indemnity agreement executed and delivered by Stockholder with the Qualified Issuers, provided that the Company shall have no obligation to post any collateral thereunder (subject to Section 5.29(e)), which mirror reimbursement and/or indemnity agreement shall provide for, amongst other things, the reimbursement, or at the request of Stockholder, advance to Stockholder upon reasonable notice, of (i) all premiums and other charges related to the issuance of the Applicable Performance Bonds owed by Stockholder to the issuer thereof pursuant to the applicable indemnity agreements, and (ii) all losses for which Stockholder indemnifies any such Qualified Issuers under the applicable indemnity agreements to the extent arising out of or relating to the failure of the Company to perform or otherwise satisfy its obligations under the Underlying Performance Bond Obligations. Stockholder shall use its commercially reasonable efforts to negotiate the most favorable terms, including premiums and other charges, for itself and the Company in respect of each Applicable Performance Bond and to minimize any such losses.
          (e) If the issuer of any Applicable Performance Bond requires the posting of cash or other collateral in respect of such Performance Bond during the Coverage Period, the Company and Stockholder will cooperate and use their commercially reasonable efforts to arrange for the issuance of a replacement Performance Bond, which (i) shall be issued in accordance with an indemnity agreement between Stockholder and a replacement Qualified Issuer, (ii) shall satisfy the requirements of the Underlying Performance Bond Obligations, (iii) does not require the posting of cash or other collateral at such time and (iv) is otherwise substantially similar to the then existing indemnity agreement. If the Company is unable to obtain a replacement Performance Bond that satisfies the foregoing criteria, then Stockholder shall post the required collateral, letter of credit or other credit enhancement acceptable to the existing Qualified Issuer within the timeframe required by the applicable indemnity agreement and the Company shall reimburse Stockholder for its reasonable out-of-pockets costs incurred in obtaining such collateral or credit enhancement.
          (f) For the avoidance of doubt, none of the Companies shall have any Liability under any Applicable Performance Bond except as otherwise provided in this Section 5.29. The Company shall cooperate with the Stockholder in a manner reasonably necessary to assist Stockholder with its performance of its obligations hereunder, including, promptly notifying Stockholder after receiving any request that collateral may be demanded.
          (g) The Company shall use its reasonable best efforts to, as of the end of the Coverage Period (or to the extent notwithstanding such efforts the Company is unable to as of such time, as promptly as practicable thereafter), cause any collateral posted by Stockholder pursuant to Section 5.29 to be returned to Stockholder and obtain a release of Stockholder and its Affiliates from any Qualified Issuer from all obligations under any applicable indemnity agreement and, for so long as Company is unable to obtain such release, the Company shall provide a back to back indemnity agreement that mirrors the obligations of Stockholder in full.
          (h) The Company may have additional Performance Bonds (other than the Applicable Performance Bonds (“Additional Performance Bonds”). The Company will not permit any collateral posted in connection with the Additional Performance Bonds or any obligations thereunder to be cross-collateralized with any Applicable Performance Bonds or any obligations thereunder.
          (i) For purposes of this Section 5.29, (x) “Performance Bonds” means performance bonds, surety bonds, bid bonds, completion guarantees and similar instruments, (y) “Applicable Performance Bonds” means (i) those Performance Bonds that are outstanding as of the date of the Third Amendment to this Agreement, including those set forth on Schedule 5.29 of the Stockholder Disclosure Schedule and (ii) those Performance Bonds required by any Contract entered into in connection with the IVU Lotto Proposal and (z) “Underlying Performance Bond Obligations” means those Contracts which (i) any Company is a party to or is bound and (ii) require the issuance of the Applicable Performance Bonds or Laws, as such Contract may be amended, supplemented, extended, renewed or replaced without giving effect to any changes in respect of the obligations to provide Performance Bonds thereunder which are adverse to Stockholder.”
          (b) The Merger Agreement is hereby amended by inserting the following as a new Section 5.30:
          “Section 5.30 Letters of Credit.
          (a) At or prior to Closing, subject to this Section 5.30, Stockholder shall (i) replace each of the current Applicable Credit Enhancements with new Credit Enhancements and post any required collateral under such new Credit Enhancements, if any, (a “Replacement Credit Enhancement”) or, if it would result in such Applicable Credit Enhancements not constituting debt of the Company under the credit documents of the Company to be entered into in connection with the Closing and not reducing the borrowing capacity of the Company under such credit documents, replace the required collateral, if any, posted under the current Applicable

Credit Enhancement and (ii) if required, enter into customary reimbursement and/or indemnity agreements with the Qualified Issuing Bank in respect of any Applicable Credit Enhancement. Any new Credit Enhancements shall be issued by a qualified issuing bank (a “Qualified Issuing Bank”) on behalf of Stockholder in support of the Underlying Credit Enhancement Obligations. Notwithstanding anything to the contrary herein, Stockholder shall be deemed not to be in breach of any of its obligations set forth in this Section 5.30 as a result of procuring Applicable Credit Enhancement or replacing any Applicable Credit Enhancement or Replacement Credit Enhancements with other Credit Enhancement, in each case, with a term expiring at the end of the Coverage Period.
          (b) During the Coverage Period, subject to the terms of this Section 5.30, Stockholder shall cause all the Replacement Credit Enhancements to be maintained during the Coverage Period in full force and effect (including renewing each Replacement Credit Enhancement at or prior to its expiration (which for the avoidance of doubt will not require the Stockholder to renew any such Replacement Credit Enhancements for a period extending beyond the end of the Coverage Period)) in amounts and with terms and conditions required by the Underlying Credit Enhancement Obligations, for so long as any such Credit Enhancement is required under any Underlying Credit Enhancement Obligations, but for the avoidance of doubt, no longer than the Coverage Period.
          (c) During the Coverage Period, Stockholder (i) shall execute, deliver, maintain in full force and effect and comply with all of the terms set forth in the applicable reimbursement, indemnity or similar agreements with the applicable Qualified Issuing Bank in connection with which the Replacement Credit Enhancements are issued and (ii) shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), terminate, amend or supplement such agreements in a manner inconsistent with its obligations hereunder.
          (d) The Company shall cooperate with the Stockholder in a manner reasonably necessary to assist Stockholder with its performance hereunder, including, promptly notifying Stockholder of its Credit Enhancement requirements.
          (e) The Company shall execute and deliver a reimbursement and/or indemnity agreement that mirrors the reimbursement and/or indemnity agreement executed and delivered by Stockholder with the Qualified Issuing Bank, provided that the Company shall have no obligation to post any collateral thereunder, which mirror reimbursement and/or indemnity agreement shall provide for, amongst other things, the reimbursement, or at the request of Stockholder, advance to Stockholder upon reasonable notice, of (i) all premiums and other charges related to the issuance of the Credit Enhancements owed by Stockholder to the issuer thereof pursuant to the applicable indemnity agreements, and (ii) all losses for which Stockholder indemnifies any such Qualified Issuers under the applicable indemnity agreements to the extent arising out of or relating to the failure of the Company to perform or otherwise satisfy its obligations under the Underlying Credit Enhancement Obligations. Stockholder shall use its commercially reasonable efforts to negotiate the most favorable terms, including premiums and other charges, for itself and the Company in respect of each Replacement Credit Enhancements and to minimize any such losses.

          (f) For the avoidance of doubt, none of the Companies shall have any Liability under Replacement Credit Enhancement except as otherwise provided in this Section 5.30.
          (g) The Company shall use its reasonable best efforts to, as of the end of the Coverage Period (or to the extent notwithstanding such efforts the Company is unable to as of such time, as promptly as practicable thereafter), procure Credit Enhancements replacing all Credit Enhancements then procured or collateralized by Stockholder and shall obtain a release of Stockholder and its Affiliates from all collateral requirements or other claims under any Credit Enhancement and, for so long as Company is unable to obtain such release, the Company shall provide a back to back indemnity agreement that mirrors the obligations of Stockholder in full.
          (h) For purposes of this Section 5.30, (x) “Credit Enhancements” means letters of credit, bank guarantees, bankers acceptances and similar instruments other than Performance Bonds, (y) “Applicable Credit Enhancements” means those Credit Enhancements issued on behalf of any Company prior to the Closing and outstanding as of immediately prior to the Closing and (z) “Underlying Credit Enhancement Obligations” means (A) those Contracts to which any Company is a party or is bound (as in effect as of the Closing, as such Contract may be amended, supplemented, extended, renewed or replaced without giving effect to any changes in respect of the obligations to provide Credit Enhancements thereunder which are adverse to Stockholder), (B) Network Rules or (C) applicable Laws, in each case, which require the counterparty to provide Credit Enhancements.”
          23. Section 5.31 Certain Additional Matters. The Merger Agreement is hereby amended by inserting the following as a new Section 5.31:
          “Section 5.31 Certain Additional Matters. Stockholder shall cause the Companies to perform the obligations set forth in Schedule 5.31 of the Stockholder Disclosure Schedule.
          24. Section 6.1(e). Conditions to the Obligations of the Parties. Section 6.1(e) of the Merger Agreement is hereby amended and restated as follows:
          “(e) Financing. Merger Sub shall receive sufficient cash in order to fund the Closing Payment (without regard to Estimated Closing Working Capital Adjustment), the Contado Holdback Amount, the Serfinsa Holdback Amount, the Pre-Closing Dividend, the Stockholder Transaction Expenses and the Parent Transaction Expenses.”
          24. Section 6.2 Conditions to the Obligations of Parent and Merger Sub. (a) Section 6.2 of the Merger Agreement is hereby amended by adding the following condition at the end of such section:
          “(i) EV Transfer. The Stockholder and the Company shall have consummated the EV Transfer, provided that in no event shall this condition be deemed not to have been satisfied by the failure to assign any Venezuela Customer Contract other than the Venezuela Customer Contract set forth on Schedule 6.2(i) of the Stockholder Disclosure Schedule.”

          (b) Section 6.2(e) of the Merger Agreement is hereby amended and restated as set forth below:
          “(e) Adjusted EBITDA. Adjusted EBITDA for the four (4) most recent full fiscal quarters ending at least 45 days prior to the Closing Date shall not be less than $109,523,810.00.”
          25. Section 7.2 Indemnification by Stockholder. (a) Section 7.2(a) of the Merger Agreement is hereby amended by adding the following new clauses (xi), (xii), (xiii) and (xiv) at the end of the first sentence thereof:
          “(xi) (a) the Company’s, Stockholder’s and/or its Affiliates ownership of EV and the ownership, operation, performance, and conduct of EV’s business, the Venezuelan Customer Contracts and any other Venezuela Operations Assets (as such term is defined in the Venezuelan Reorganization Agreement) or Liabilities to the extent related to services provided to the operations of financial institutions in Venezuela or such Venezuela Operations Assets (collectively, the “VZ Business”), and (b) the transactions contemplated by the EV Transfer Documents, in the cases of each of clauses (a) and (b), (x) including any violation of Law, or performance, non-performance or breach of Contract to the extent related thereto, and (z)(i) with respect to breaches of any Contracts (taking into account only such modifications or amendments to such Contracts which do not expand or otherwise modify the Company’s or its Subsidiaries’ obligations thereunder) in existence prior to or as of the Closing whether arising before, at or after the Closing, (ii) with respect to any act, failure to act, event, circumstance, condition, or occurrence occurring prior to or at Closing regardless of whether the related Liability arises before, at or after Closing and (iii) with respect to all other matters, whether arising before, at or, to the extent of any obligations that exist as of the Closing, after the Closing.”
          “(xii) any Losses arising out of or related to the matters set forth on Schedule 7.2(a)(xii) of the Stockholder Disclosure Schedule.”
          “(xiii) any Losses arising out of the conduct prior to the Closing of the Services specified on Schedule 5.31 of the Stockholder Disclosure Schedule.”
          “(xiv) any Liability for any breach that occurs on or before the Closing Date and any continuing breach thereafter of any Contract to which any of the Companies is a party at or prior to the Closing arising from the Companies ceasing to provide the Services specified on Schedule 5.31 of the Stockholder Disclosure Schedule.”
          26. Section 7.4 Indemnification by the Company. Section 7.4 of the Merger Agreement is hereby amended and restated as set forth below:
          “Section 7.4 Indemnification by the Company. The Company hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless the Stockholder Indemnified Parties from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Stockholder Indemnified Parties, whether in respect of Third-Party Claims, claims between the Parties, or otherwise (other than, in the case of clauses (ii) and (iii), to the extent of Stockholder’s indemnification obligations pursuant to Section

7.2(a)), directly or indirectly relating to or arising out of (i) any material breach of any covenant or agreement of the Company set forth in Sections 5.1, 5.5, 5.6, 5.7 and 5.9 occurring after the Closing, (ii) the Company Liabilities and (iii) the Business Assets (other than those retained by Stockholder or any of its Affiliates following the Closing, to the extent and for the time periods so retained), the Business (other than the VZ Business) or the Applicable Employees to the extent attributable to the operation or ownership of the Business Assets (other than those retained by Stockholder or any of its Affiliates following the Closing, to the extent and for the time periods so retained) or the Business (other than the VZ Business) or the employment of the Applicable Employees, in each case, following the Closing.”
          27. Section 7.5(b) Third-Party Claim Indemnification Procedures. The Merger Agreement is hereby amended by inserting the following immediately before the last sentence in Section 7.5(b):
          “If the Indemnifying Party assumes control of the defense of any matter, it shall keep the Indemnified Parties reasonably informed of the details of any applicable matter, including by using reasonable efforts to include the Indemnified Parties in any in-person or telephonic meeting with any Government Entity or other Person asserting a Claim against the Indemnified Party for which indemnification is sought (or with any advisor to such a Government Entity or other Person.”
          28. Section 7.13 Certain Matters. The Merger Agreement is hereby amended by inserting the following as a new Section 7.13:
          “Section 7.13 Certain Matters. Stockholder hereby agrees that it shall not assert that it is not obligated to provide indemnification for Losses that a Parent Indemnified Party asserts are covered by the indemnification obligations in Sections 7.2(a)(ix), 7.2(a)(xi), 7.2(a)(xiii) or 7.2(a)(xiv), including any such Losses described in such Sections arising out of or relating to the matters set forth on Schedule 7.13 of the Stockholder Disclosure Schedule (the “Schedule 7.13 Matters”), regardless of whether any of such matters constitute a violation of Law; provided, that Stockholder shall not be prevented from disputing that such Losses do not relate to or arise out of the matters set forth in such Sections. Stockholder shall negotiate in good faith with any applicable Governmental Authorities to resolve all matters covered by the indemnification obligations in Section 7.2(a)(ix) as promptly as reasonably practical. Notwithstanding anything in this Agreement to the contrary, Losses covered by the indemnification obligations in Sections 7.2(a)(ix), 7.2(a)(xi), 7.2(a)(xiii) and 7.2(a)(iv) including any Losses covered by the indemnification obligations in such Sections arising out of or relating to the Schedule 7.13 Matters, shall include: (i) all fines and penalties payable to Governmental Authorities in respect of the matters covered thereby and (ii) all reasonable out-of-pocket costs and expenses to the extent directly resulting from any required changes to the business practices of the Companies, which changes are necessary to comply with the Orders of Governmental Authorities, with respect to the matters covered thereby. If a Governmental Authority delivers a Penalty Notice or similar final notice imposing a penalty with respect to any of the matters referred to in Sections 7.2(a)(ix), 7.2(a)(xi), 7.2(a)(xiii) and 7.2(a)(xiv), including any such matters that are Schedule 7.13 Matters, and Stockholder does not resolve all the matters contemplated thereby within thirty calendar days, then Stockholder shall be required to post a bond, letter of credit, cash collateral or other credit enhancement, in each case, reasonably satisfactory to Parent and Stockholder, in favor of the applicable Parent Indemnified Parties in the amounts set forth in the Penalty Notice. Notwithstanding anything to the contrary in this Agreement, Stockholder, Parent, Merger Sub and the Company hereby agree that a Claim Notice shall be deemed to have been delivered to Stockholder, as of the Closing, with respect to all matters (other than Direct Claims) referred to in Section 7.2(a)(ix) , 7.2(a)(xi), 7.2(a)(xiii) and 7.2(a)(xiv) that are Schedule 7.13 Matters. Stockholder shall be deemed to have asserted control of such matters for purposes of Section 7.5(b). In the event that a Third Party Claim is asserted against Holdco, the Company or any other Patent Indemnified Party in respect of such matters, the applicable Indemnified Party shall promptly, but in no event more than 15 days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party in writing of such Third-Party Claim and provide the information with respect to such Third-Party Claim that would be set forth in a Claim Notice for such Third Party Claim if a Claim Notice had not been deemed delivered pursuant to this Section 7.13.”
          29. Stockholder Disclosure Schedules. The Stockholder Disclosure Schedules attached to the Merger Agreement are hereby amended as follows:
          (a) Schedule 1.1(c) of the Stockholder Disclosure Schedules is hereby amended by:
     (i) deleting the individuals set forth on Exhibit B hereto; and (ii) adding the individuals set forth on Exhibit C hereto.
          (b) Schedule 2.6(e) of the Stockholder Disclosure Schedule is hereby amended by deleting the following closing deliverable:
          “5. Consent of the other shareholders of Servicios Financieros S.A. under the Acuerdo de Desarrollo de Negocios de Servicios Financieros S.A., dated June 4, 2003.”
          (c) Schedule 3.3(a) is herby amended by adding the following at the end thereof:
          “ – Application by Popular International Bank, Inc. for the issuance and delivery of the New PIBI Shares pursuant to Section 10 of Act 52 and Article 8(2) of Regulation 5653 to Implement the Provisions of the International Banking Center Act (“Regulation 5653”) of the Office of the Commissioner of Financial Institutions of Puerto Rico.
          – Application by Popular International Bank, Inc. for the acquisition of the EVCA Shares pursuant to Article 9(c) of Regulation 5653 of the Office of the Commissioner of Financial Institutions of Puerto Rico.”
          (d) Schedule 3.3(b) of the Stockholder Disclosure Schedules is hereby amended by adding the Contracts set forth on Exhibit D hereto.
          (e) The Stockholder Disclosure Schedule is hereby amended by inserting the following Schedules to this Amendment in the appropriate chronological order :

New Schedule to the Stockholder Disclosure Schedule	Schedule from this Amendment.
Schedule 2.4(b) — Scheduled Transaction Bonuses	Schedule 2.4(b) — Scheduled Transaction Bonuses

Schedule 5.29 — Performance Bonds	Schedule 5.29 — Performance Bonds

Schedule 5.31 — Certain Additional Matters	Schedule 5.31 — Certain Additional Matters

Schedule 6.2(i) — EV Transfer	Schedule 6.2(i) — EV Transfer

Schedule 7.2(a)(xii) — Certain Matters	Schedule 7.2(a)(xii) — Certain Matters

Schedule 7.13 — Schedule 7.13 Matters	Schedule 7.13 — Schedule 7.13 Matters
          30. Section 7.11 Mitigation. Section 7.11 of the Merger Agreement is hereby amended by interesting the following at the end of such Section:
          “Notwithstanding anything herein to the contrary the obligations set forth in Section 7.11 and/or any other similar obligations arising under Law or equity shall not apply to claims for indemnification brought pursuant to Sections 7.2(a)(ix), 7.2(a)(xi), 7.2(a)(xiii) or 7.2(a)(xiv).”
          31. Exhibits. The Exhibits attached to the Merger Agreement are hereby amended as follows:
          (a) Each of the Exhibits to the Merger Agreement set forth in the following table are hereby deleted from the Merger Agreement and replaced with the Exhibit to this Agreement set forth opposite such Exhibit to the Merger Agreement in the corresponding row to such table:

Exhibit to Merger Agreement being Deleted	Replacement Exhibit from this Amendment
Exhibit 1.1(a)(B) — Form of Amended and Restated Master Services Agreement	Exhibit 1.1(a)(B) — Form of Amended and Restated Master Services Agreement

Exhibit 1.1(a)(E)(1) — Form of Amended ATH Network Participation Agreement	Exhibit 1.1(a)(E)(1) — Form of Amended ATH Network Participation Agreement

Exhibit to Merger Agreement being Deleted	Replacement Exhibit from this Amendment
Exhibit 1.1(a)(F)(1) — Form of Third Party Master Beneficiary Escrow Services Agreement	Exhibit 1.1(a)(F)(1) — Form of Third Party Master Beneficiary Escrow Services Agreement

Exhibit 1.1(a)(F)(2) — Form of Technology Agreement	Exhibit 1.1(a)(F)(2) — Form of Technology Agreement

Exhibit 1.1(a)(H) — Form of Stockholder Agreement	Exhibit 1.1(a)(H) — Form of Stockholder Agreement

Exhibit 1.1(a)(I) — Form of Amended & Restated Centro Europa Building Lease	Exhibit 1.1(a)(I) — Form of Amended & Restated Centro Europa Building Lease

Exhibit 1.1(K) — Form of Third Tres Monjitas Sublease Amendment.	Exhibit 1.1(K) — Form of Third Tres Monjitas Sublease Amendment.

Exhibit 1.1(a)(L)(1) — Form of Amended and Restated ISO Agreement	Exhibit 1.1(a)(L)(1) — Form of Amended and Restated ISO Agreement

Exhibit 1.1(a)(N) — Form of Holdco Certificate of Incorporation	Exhibit 1.1(a)(N) — Form of Holdco Certificate of Incorporation

Exhibit 1.1(a)(O) — Form of Holdco By-laws	Exhibit 1.1(a)(O) — Form of Holdco By-laws

Exhibit 1.1(a)(S) — Form of MSA Exhibit B	Exhibit 1.1(a)(S) — Form of MSA Exhibit B

Exhibit 1.1(a)(U) — Form of Amended and Restated Ticketpop Service Agreement	Exhibit 1.1(a)(U) — Form of Amended and Restated Ticketpop Service Agreement

Exhibit 1.1(a)(W) — Form of ATH Support Agreement	Exhibit 1.1(a)(W) — Form of ATH Support Agreement
          (b) The following Exhibits to this Amendment are hereby attached to the Merger Agreement and incorporated therein as additional exhibits:

New Exhibit to Merger Agreement	Exhibit from this Amendment
Exhibit 1.1(a)(M(7)) — Form of Amended and Restated Service Addendum – Remote Capture Services	Exhibit 1.1(a)(M(7)) — Form of Amended and Restated Service Addendum – Remote Capture Services

Exhibit 1.1(a)(P)(4) — Form of EVERPay Kiosk Service Addendum	Exhibit 1.1(a)(P)(4) — Form of EVERPay Kiosk Service Addendum

Exhibit 1.1(a)(P)(5) — Form of Fleet Card Services Addendum	Exhibit 1.1(a)(P)(5) — Form of Fleet Card Services Addendum

Exhibit 1.1(a)(P)(6) — Form of Fraud Monitoring Service Addendum	Exhibit 1.1(a)(P)(6) — Form of Fraud Monitoring Service Addendum

Exhibit 1.1(a)(X) — Form of Virgin Islands Services Agreement	Exhibit 1.1(a)(X) — Form of Virgin Islands Services Agreement

Exhibit 1.1(a)(Y) — Form of FCC Side Letter	Exhibit 1.1(a)(Y) — Form of FCC Side Letter

Exhibit 1.1(a)(Z) — Form of EVERTEC Certificate of Incorporation	Exhibit 1.1(a)(Z) — Form of EVERTEC Certificate of Incorporation

Exhibit 1.1(a)(ZZ) — Form of EVERTEC By-laws	Exhibit 1.1(a)(ZZ) — Form of EVERTEC By-laws

Exhibit 1.1(a)(ZZZ)(1) — Form of Apollo Consulting Agreement	Exhibit 1.1(a)(ZZZ)(1) — Form of Apollo Consulting Agreement

Exhibit 1.1(a)(ZZZ)(2) — Form of Popular Consulting Agreement	Exhibit 1.1(a)(ZZZ)(2) — Form of Popular Consulting Agreement

Exhibit 14 — Second MRA Amendment	Exhibit 14 — Second MRA Amendment

Exhibit 15 — BTA Amendment	Exhibit 15 — BTA Amendment

Exhibit 16 — BPPR IPTA Amendment	Exhibit 16 — BPPR IPTA Amendment

Exhibit 17 — Señorial Building Lease	Exhibit 17 — Señorial Building Lease

New Exhibit to Merger Agreement	Exhibit from this Amendment
Exhibit 18 — Venezuelan Reorganization Agreement	Exhibit 18 — Venezuelan Reorganization Agreement

Exhibit 19 — Venezuelan Assignment and Assumption Agreements	Exhibit 19 — Venezuelan Assignment and Assumption Agreements

Exhibit 20 — Venezuela TSA	Exhibit 20 — Venezuela TSA
     B. Consent to Amendments.
          1. Internal Reorganization. Parent and Merger Sub hereby consent to the amendments of the Master Reorganization Agreement, the Business Transfer Agreement and the BPPR IP Transfer Agreement set forth in the Second MRA Amendment, the BTA Amendment and the BPPR IPTA Amendment attached hereto, respectively.
          2. ISO Agreement. Parent and Merger Sub hereby consent to the amendment to the ISO Agreement to provide that the Company will be responsible for “front line” customer claim receipt services (such amendment being, the “First ISO Amendment”).
     C. Consent to EV Transfer. Notwithstanding anything in this Amendment or the Merger Agreement to the contrary, (i) Parent and Merger Sub hereby consent to the consummation of the EV Transfer in accordance with and subject to the terms and conditions set forth in this Amendment and the EV Transfer Documents, (ii) the Parties hereby agree that none of the representations and warranties contained in Section 3.6 (Financial Statements); Section 3.8 (Employees and Employee Benefits) (other than Section 3.8(e)); Section 3.10 (Intellectual Property) (other than the last sentence of Section 3.10(b), Section 3.10(d) to the extent related to the Company Owned Intellectual Property and Transferred Intellectual Property to the extent not owned by EV), 3.11 (Labor); Section 3.12 (Material Contracts) solely related to the Venezuela Customer Contracts and the Contracts of EV; Section 3.13 (Absence of Changes); Section 3.14 (Sufficiency of Assets) other than with respect Assets necessary to perform obligations of the Companies (other than obligations of EV and the Venezuela Customer Contracts); Section 3.15 (Title to Assets); Section 3.17 (Finders Fee), Section 3.18 (Taxes); Section 3.19 (Environmental Matters); Section 3.20 (Customers; Suppliers); Section 3.21 (Ownership and Operation of the Companies); Section 3.22 Regulatory Matters; Security Breaches) other than with respect to matters related compliance with Network Rules; Section 3.23 (Insurance); Section 3.25

(Transition Services Agreement; Master Services Agreement; ISO Agreement and other Related Party Agreements); Section 3.26 (Related Party Transactions), Section 3.27 (Directors and Officers); and Section 3.28 (Bank Accounts; Powers of Attorney) of the Merger Agreement, as amended by this Amendment, or the covenants of Stockholder or its Affiliates contained in Section 5.2 to be performed on or before the Closing pursuant to the Merger Agreement, as amended by this Amendment, shall be deemed to be breached to the extent resulting from the consummation of the EV Transfer in accordance with and subject to the terms and conditions set forth in this Amendment and the Venezuelan Reorganization Documents and (iii) Parent and Merger Sub hereby waive any rights or remedies they may have as a result of the breach of any such representation, warranty or covenant to the extent resulting from the consummation of the EV Transfer in accordance with and subject to the terms and conditions set forth in this Amendment and the EV Transfer Documents.
     D. Consent to Certain Other Matters. The Parties hereby agree that, notwithstanding anything in this Amendment or the Merger Agreement to the contrary, (i) none of the representations and warranties contained in the Merger Agreement, as amended by this Amendment, or any covenants of Stockholder or its Affiliates contained in Section 5.2 or 5.15 to be performed on or before the Closing pursuant to the Merger Agreement, as amended by this Amendment, shall be deemed to be breached as a result of (x)(A) the consummation of the transactions contemplated by Sections 5.29 or 5.30 of the Merger Agreement, as amended by this Amendment, or (B) otherwise with respect to any matter relating to the Applicable Performance Bonds or the Applicable Credit Enhancements or (y) the matters set forth on Exhibit 7.2(a)(xii) hereto and (ii) Parent and Merger Sub hereby waive any rights or remedies they may have as a result of the breach of any such representation or warranty or any such obligation to the extent resulting from such matters.
     E. Miscellaneous. This Amendment and the Merger Agreement, together, contain the complete agreement among the Parties and supersede any prior understandings, agreements, letters of intent, or representations by or among such parties, written or oral, that may have related to the subject matter hereof in any way. Except as specifically amended hereby, the Merger Agreement, as amended hereby, shall remain in full force and effect. The terms and provisions of Article IX of the Merger Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment.
* * * * *
EXHIBITS TO THIS AMENDMENT

Exhibit A	-	Table of Contents
Exhibit B	-	Removed Employees
Exhibit C	-	Additional Employees

Exhibit 1.1(a)(B)	-	Form of Amended and Restated Master Services Agreement
Exhibit 1.1(a)(E)(1)	-	Form of Amended ATH Network Participation Agreement
Exhibit 1.1(a)(F)(1)	-	Form of Third Party Master Beneficiary Escrow Services Agreement
Exhibit 1.1(a)(F)(2)	-	Form of Technology Agreement
Exhibit 1.1(a)(H)	-	Form of Stockholder Agreement
Exhibit 1.1(a)(I)	-	Form of Amended & Restated Centro Europa Building Lease
Exhibit 1.1(K)	-	Form of Third Tres Monjitas Sublease Amendment.
Exhibit 1.1(a)(L)(1)	-	Form of Amended and Restated ISO Agreement
Exhibit 1.1(a)(M(7))	-	Form of Amended and Restated Service Addendum – Remote Capture Services
Exhibit 1.1(a)(N)	-	Form of Holdco Certificate of Incorporation
Exhibit 1.1(a)(O)	-	Form of Holdco By-laws
Exhibit 1.1(a)(P)(4)	-	Form of EVERPay Kiosk Service Addendum
Exhibit 1.1(a)(P)(5)	-	Form of Fleet Card Services Addendum
Exhibit 1.1(a)(P)(6)	-	Form of Fraud Monitoring Service Addendum
Exhibit 1.1(a)(S)	-	Form of MSA Exhibit B
Exhibit 1.1(a)(U)	-	Form of Amended and Restated TicketPop Service Agreement
Exhibit 1.1(a)(W)	-	Form of ATH Support Agreement
Exhibit 1.1(a)(X)	-	Form of Virgin Islands Services Agreement
Exhibit 1.1(a)(Y)	-	Form of FCC Side Letter
Exhibit 1.1(a)(Z)	-	Amended EVERTEC Articles
Exhibit 1.1(a)(ZZ)	-	Amended EVERTEC Bylaws
Exhibit 1.1(a)(ZZZ)(1)	-	Apollo Consulting Agreement
Exhibit 1.1(a)(ZZZ)(2)	-	Popular Consulting Agreement

Exhibit 14	-	Second MRA Amendment
Exhibit 15	-	BTA Amendment
Exhibit 16	-	BPPR IPTA Amendment
Exhibit 17	-	Señorial Building Lease
Exhibit 18	-	Venezuelan Reorganization Agreement
Exhibit 19	-	Venezuelan Assignment and Assumption Agreements
Exhibit 20	-	Venezuela TSA
SCHEDULES TO THIS AMENDMENT

Schedule 2.4(b)	-	Scheduled Transaction Bonuses
Schedule 5.29	-	Performance Bonds
Schedule 5.31	-	Certain Additional Matters
Schedule 6.2(i)	-	EV Transfer
Schedule 7.2(a)(xii)	-	Certain Matters
Schedule 7.13	-	Schedule 7.13 Matters

          IN WITNESS WHEREOF, the Parties have executed or caused this Third Amendment to be executed as of the date first written above.

POPULAR, INC.
By:	/s/ Richard L. Carrion
	Name:	Richard L. Carrion
	Title:	Chairman, President & CEO

EVERTEC, INC.
By:	/s/ Felix M. Villamil
	Name:	Felix M. Vill
Title:

AP CARIB HOLDINGS, LTD.,
By:	Apollo Management VII, L.P., its sole director

By:	AIF VII Management, LLC, its general partner

By:	/s/ Marc Becker
	Name:	Marc Becker
	Title:	Vice President

CARIB ACQUISITION, INC.
By:	/s/ Marc Becker
	Name:	Marc Becker
	Title:	President